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EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE 07/29/03	FOR MORE INFORMATION CONTACT: Investors: Mary Healy, 630-623-6429 Media: Anna Rozenich, 630-623-7316

McDONALD'S REPORTS SECOND QUARTER EARNINGS AND
RECORD SALES REFLECTING REVITALIZATION PROGRESS

OAK BROOK, IL—McDonald's Corporation today reported record second quarter and first half sales spurred by enthusiasm for its new food offerings and improvement in food taste and service initiatives.

        Chairman and CEO Jim Cantalupo said "I'm pleased with the strong customer response to our innovative new products, Happy Meals and value offerings, generating early signs of progress in our U.S. operations. But I'm far from satisfied. This upturn reflects only the beginning of our worldwide revitalization plan to deliver a dramatic new difference in service, taste and relevance—with consistency—in all of our restaurants".

        Cantalupo reported the following highlights of the quarter and first half:

  •
  Revenues rose 11% (5% in constant currencies) to an all-time high for the quarter and increased 8% (3% in constant currencies) for the six months.

  •
  Systemwide sales were up 10% (4% in constant currencies) setting a record for the quarter and up 7% (2% in constant currencies) for the first half.

  •
  Comparable unit sales increased 4.9% for U.S. Brand McDonald's restaurants—the highest growth rate in five years—and 1.2% worldwide for the quarter.

  •
  Diluted earnings per share for the quarter were 37 cents vs. 39 cents a year ago; and for the first half were 66 cents for both years before the effect of accounting changes.

Key highlights—Consolidated Dollars in millions, except per common share data
			Percent Increase/(Decrease)
Quarters ended June 30	2003	2002	As Reported	Constant Currency*
Systemwide sales**	$11,471.7	$10,429.9	10	4
Total revenues	4,280.8	3,862.1	11	5
Operating income	826.2	845.2	(2)	(10)
Net income	470.9	497.5	(5)	(12)
Net income per common share diluted	0.37	0.39	(5)	(13)
Six months ended June 30
Systemwide sales	$21,623.6	$20,128.4	7	2
Total revenues	8,080.5	7,459.5	8	3
Operating income	1,500.8	1,486.5	1	(7)
Income before cumulative effect of accounting changes	835.1	849.2	(2)	(9)
Cumulative effect of accounting changes, net of tax	(36.8)	(98.6)	n/m	n/m
Net income	798.3	750.6	6	(2)
Per common share—diluted:
Income before cumulative effect of accounting changes	0.66	0.66	—	(8)
Cumulative effect of accounting changes	(0.03)	(0.08)	n/m	n/m
Net income	0.63	0.58	9	—

  *
  Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating current year results at prior year average exchange rates. See the table later in this release for a reconciliation of reported results to constant currency results.
  **
  Systemwide sales include sales by all Brand McDonald's and Partner Brand restaurants, whether operated by the Company, by franchisees or by affiliates operating under joint-venture agreements.
  n/m
  Not meaningful

        Cantalupo commented that "While we still have a challenging job ahead of us, important progress is being made to ensure that our restaurants provide an outstanding customer experience. We've implemented value programs in most of our markets, introduced innovative new products like our premium salads with Newman's Own all-natural salad dressings and the McGriddle breakfast concept, and experimented with ideas to expand the experience, like our Wi-Fi laptop wireless internet connections at selected restaurants. And as part of our Healthy Lifestyle Initiative, we're developing additional wholesome menu choices and have partnered with experts in nutrition and fitness. At the same time, we're improving our training programs and quality control systems and are rolling out an exciting new global marketing theme and program in the third quarter.

        "Meanwhile, we have reduced capital spending and eliminated non-essential projects to focus full attention on improving the core business. We are investing in the business through strategic incremental advertising, and managing costs and capital with a focused and disciplined approach. We incurred additional costs this quarter due to our previously announced reduction in openings. Yet, we remain on track to meet our capital spending and selling, general and administrative expense targets for the year.

Around the world, our management teams are aligned with our Plan to Win. They are focused on the drivers of exceptional customer experiences—people, product, place, price and promotion.

        "This focus drove the U.S. comparable restaurant sales increase of 4.9% this quarter—the highest in five years. In fact, U.S. average sales volumes in June were the second highest in McDonald's history. While we are very pleased with these results, we know we have significant opportunities, especially in the area of service—our top priority.

        "In Europe, we face economic and other challenges in certain key markets. However, we are confident we are taking the right actions to improve results in this difficult environment. We are offering customers everyday value to address lower consumer spending and more menu variety to become more relevant to customers' changing lifestyles and interests.

        "I'm excited about our plans and opportunities and believe we have just scratched the surface of what we are capable of delivering."

OUTLOOK

        The information provided below is as of July 2003 and excludes any impact from changes in foreign currency exchange rates.

  •
  McDonald's expects sales from new restaurants to add approximately two to three percentage points to sales growth in 2003. Most of this anticipated growth will be a result of restaurants opened in 2002 rather than in 2003.

    In 2002, the Company opened 1,363 traditional restaurants and 392 satellite McDonald's restaurants. Net of closings, worldwide restaurant additions totaled 1,015, with 781 net traditional and 234 net satellite restaurants. In 2003, the Company expects to open about 620 traditional restaurants and 340 satellite McDonald's restaurants, for a total of 960 new restaurants worldwide. Net of planned closings, worldwide restaurant additions are expected to total 360, with 200 net traditional and 160 net satellite restaurants. McDonald's expects new restaurants to add approximately one percentage point to sales growth in 2004.

  •
  Worldwide comparable sales were -2.1% and -1.3% for full years 2002 and 2001. McDonald's strategies for 2003 are designed to reverse the negative comparable sales trend through a heightened focus on restaurant-level execution and marketing. Our outlook remains cautious until we see continued improved performance in our key markets. As a guideline, generally, one percentage point of comparable sales in the U.S. impacts annual earnings per share by 1.5 cents, and one percentage point of comparable sales in Europe impacts annual earnings per share by about one cent, assuming no change in profit margins.

  •
  McDonald's expects 2003 selling, general & administrative expenses to be relatively flat in constant currencies compared with 2002.

  •
  A significant part of McDonald's operating income is from outside the U.S., and more than 60% of total debt is denominated in foreign currencies. The Euro and the British Pound are the most significant currencies impacting our business. If the Euro and the British Pound both move 10% (compared with 2002 average rates), McDonald's annual reported earnings per share would change by about 4 to 5 cents. Through year-to-date June 2003, foreign currency translation benefited diluted earnings per share by 5 cents.

  •
  McDonald's expects to decrease its debt level in 2003 by $300 million to $700 million (as measured in constant currencies). McDonald's fixed percentage of debt was 64% at June 30. The weighted average interest rate for debt was 4.2% for year-to-date June 2003.

  •
  McDonald's expects the effective income tax rate for full year 2003 to be in the range of 33.5% to 34.5%.

  •
  McDonald's expects capital expenditures for 2003 to be about $1.2 billion in constant currencies.

  •
  McDonald's expects to return cash to shareholders through dividends and share repurchase (combined $500 million to $1 billion) in 2003.

  •
  The Company's goals beginning in 2005 include achieving sustainable annual Systemwide sales growth of 3% to 5%, operating income growth of 6% to 7%, and return on incremental invested capital in the high teens.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data
			Inc/(Dec)
Quarters ended June 30,	2003	2002	$	%
Revenues
Sales by Company-operated restaurants	$3,189.7	$2,869.0	320.7	11
Revenues from franchised and affiliated restaurants	1,091.1	993.1	98.0	10
TOTAL REVENUES	4,280.8	3,862.1	418.7	11
Operating costs and expenses
Company-operated restaurant expenses	2,744.0	2,453.9	290.1	12
Franchised restaurants—occupancy expenses	231.0	206.0	25.0	12
Selling, general & administrative expenses	466.4	402.9	63.5	16
Other operating (income) expense, net	13.2	(45.9)	59.1	n/m
Total operating costs and expenses	3,454.6	3,016.9	437.7	15
OPERATING INCOME	826.2	845.2	(19.0)	(2)
Interest expense	101.7	93.4	8.3	9
Nonoperating expense, net	16.3	20.6	(4.3)	n/m
Income before provision for income taxes	708.2	731.2	(23.0)	(3)
Provision for income taxes	237.3	233.7	3.6	2
NET INCOME	$470.9	$497.5	(26.6)	(5)
NET INCOME PER COMMON SHARE-DILUTED	$0.37	$0.39	(0.02)	(5)
Weighted average common shares outstanding-diluted	1,277.5	1,290.6

n/m
 Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data
			Inc/(Dec)
Six months ended June 30,	2003	2002	$	%
Revenues
Sales by Company-operated restaurants	$6,045.8	$5,547.5	498.3	9
Revenues from franchised and affiliated restaurants	2,034.7	1,912.0	122.7	6
TOTAL REVENUES	8,080.5	7,459.5	621.0	8
Operating costs and expenses
Company-operated restaurant expenses	5,253.4	4,763.5	489.9	10
Franchised restaurants—occupancy costs	454.3	408.7	45.6	11
Selling, general & administrative expenses	862.8	787.8	75.0	10
Other operating expense, net	9.2	13.0	(3.8)	n/m
Total operating costs and expenses	6,579.7	5,973.0	606.7	10
OPERATING INCOME	1,500.8	1,486.5	14.3	1
Interest expense	203.5	185.7	17.8	10
Nonoperating expense, net	41.5	32.4	9.1	n/m
Income before provision for income taxes	1,255.8	1,268.4	(12.6)	(1)
Provision for income taxes	420.7	419.2	1.5	—
Income before cumulative effect of accounting changes	835.1	849.2	(14.1)	(2)
Cumulative effect of accounting changes, net of tax	(36.8)	(98.6)	n/m	n/m
NET INCOME	$798.3	$750.6	47.7	6
PER COMMON SHARE-DILUTED:
Income before cumulative effect of accounting changes	$0.66	$0.66	—	—
Cumulative effect of accounting changes	$(0.03)	$(0.08)	n/m	n/m
Net income	$0.63	$0.58	0.05	9
Weighted average common shares outstanding-diluted	1,273.0	1,291.3

n/m
Not meaningful

McDONALD'S CORPORATION
CONSOLIDATED BALANCE SHEET

Dollars in millions
	June 30, 2003	December 31, 2002
ASSETS
Current assets
Cash and equivalents	$520.4	$330.4
Accounts and notes receivable	807.1	855.3
Inventories	111.5	111.7
Prepaid expenses and other current assets	465.0	418.0
Total current assets	1,904.0	1,715.4
Other assets
Investments in and advances to affiliates	1,036.4	1,037.7
Goodwill, net	1,717.6	1,559.8
Miscellaneous	1,102.8	1,074.2
Total other assets	3,856.8	3,671.7
Property and equipment
Property and equipment, at cost	27,586.5	26,218.6
Accumulated depreciation and amortization	(8,254.4)	(7,635.2)
Net property and equipment	19,332.1	18,583.4
Total assets	$25,092.9	$23,970.5
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$533.4	$635.8
Income taxes	113.0	16.3
Other taxes	212.3	191.8
Accrued interest	189.9	199.4
Accrued restructuring and restaurant closing costs	202.8	328.5
Accrued payroll and other liabilities	772.6	774.7
Current maturities of long-term debt	406.9	275.8
Total current liabilities	2,430.9	2,422.3
Long-term debt	9,447.1	9,703.6
Other long-term liabilities and minority interests	620.7	560.0
Deferred income taxes	930.2	1,003.7
Shareholders' equity
Common stock	16.6	16.6
Additional paid-in capital	1,787.6	1,747.3
Unearned ESOP compensation	(98.1)	(98.4)
Retained earnings	20,003.5	19,204.4
Accumulated other comprehensive income (loss)	(1,067.3)	(1,601.3)
Common stock in treasury	(8,978.3)	(8,987.7)
Total shareholders' equity	11,664.0	10,280.9
Total liabilities and shareholders' equity	$25,092.9	$23,970.5

SUPPLEMENTAL INFORMATION

OPERATING RESULTS

The Company operates in the food service industry and primarily operates and franchises quick-service restaurant businesses under the McDonald's brand (McDonald's restaurants). The Company also operates other restaurant concepts under its Partner Brands.

Impact of Foreign Currencies on Reported Results

        While changing foreign currencies affect reported results, McDonald's lessens exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows and by purchasing goods and services in local currencies. Foreign currency translation had a positive impact on the growth rates of consolidated revenue, operating income and earnings per share for the quarter and six months, primarily due to the stronger Euro and British Pound.

        Information in constant currencies excludes the effect of foreign currency translation on reported results. Management reviews and analyzes business results in constant currencies and bases certain compensation plans on these results because it believes these results better represent the Company's underlying business trends. See the tables later in this release for a reconciliation of reported results to constant currency results.

Net Income and Diluted Net Income Per Common Share

        For the quarter, net income decreased $26.6 million or 5%, and diluted net income per common share decreased $0.02 or 5%.

        For the six months, income before the cumulative effect of accounting changes decreased $14.1 million or 2%, and diluted income per common share before the cumulative effect of accounting changes was flat at $0.66. Net income, including the cumulative effect of the accounting changes, increased $47.7 million or 6% and diluted net income per common share increased $0.05 or 9%.

        Diluted weighted average shares outstanding were lower for both periods compared with the prior year due to a less dilutive effect from outstanding stock options and shares repurchased during 2002.

        In June, the Company repurchased $26.0 million of its common stock.

Cumulative Effect of Accounting Changes

        Effective January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time the obligations are incurred. In first quarter 2003, the Company recorded a charge of $36.8 million after tax ($0.03 per diluted share) related to lease obligations in certain international markets to reflect the cumulative effect of this accounting change.

        Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which eliminated the amortization of goodwill and instead subjects it to annual impairment tests. As a result of the initial required goodwill impairment test, the Company recorded a charge of $98.6 million after tax ($0.08 per diluted share) in first quarter 2002 to reflect the cumulative effect of this accounting change. The impaired goodwill was primarily in Argentina, Uruguay and other markets in Latin America and the Middle East, where economies had weakened significantly.

Systemwide Sales and Revenues

        Systemwide sales include sales by all restaurants, whether operated by the Company, by franchisees or by affiliates operating under joint-venture agreements. Management believes that Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum payments. These fees received from franchisees and affiliates along with sales from Company-operated restaurants are reported as revenues.

        Systemwide sales and revenues may grow at different rates during a given period, primarily due to a change in the mix of Company-operated, franchised and affiliated restaurants. For example, this mix is impacted by purchases and sales of restaurants between the Company and franchisees. For the six months ended June 30, 2003 and 2002, Company-operated restaurants generated about 30% of Systemwide sales and about 75% of revenues.

        Systemwide sales increased 10% for the quarter and 7% for the six months. On a global basis, the increases in Systemwide sales and revenues were due to expansion for the quarter and the six months, and positive comparable sales for the quarter. On a global basis, comparable sales were negative for the six months.

        U.S. sales increased 8% for the quarter and 4% for the six months due to positive comparable sales and expansion. Strong customer response to the new premium salads and McGriddles breakfast sandwiches, popular Happy Meals, continued everyday value and focus on improved food taste and service, all contributed to the sales increases. The strong U.S. comparable sales performance has continued in July. U.S. revenues increased at a higher rate than sales for both periods due to a slightly higher percentage of Company-operated restaurants.

        In Europe, constant currency sales were relatively flat for the quarter and six months as restaurant expansion offset negative comparable sales. Continued negative results in the U.K. and Germany were offset by expansion in France and strong performances in Russia and Spain. Comparable sales trends in Europe continue to be negative in July. Revenues increased at a lower rate than sales for both periods, primarily due to a higher percentage of franchised restaurants in 2003.

        Constant currency sales results in APMEA declined 4% for the quarter and the six months due to negative comparable sales in most markets. The segment's decline was driven by weak results in Japan and other key markets, compounded by concerns about SARS (Severe Acute Respiratory Syndrome). We expect the impact of SARS to be less in the second half of the year.

        In Latin America, constant currency sales increased 8% for the quarter and 4% for the six months, primarily due to positive comparable sales in many markets. Revenues increased at a higher rate than sales for both periods, primarily due to a higher percentage of Company-operated restaurants in 2003.

        Partner Brands sales and revenue increased in both periods, due to expansion and positive comparable sales at Chipotle Mexican Grill.

Combined Operating Margins

        The following combined operating margin information represents margins for McDonald's restaurant business only and excludes Partner Brands.

Combined operating margins
	Quarters ended June 30		Six months ended June 30
Dollars in millions	2003	2002	2003	2002
Company-operated	$422.1	$396.7	$750.8	$747.0
Franchised	859.6	786.6	1,579.5	1,502.5
Combined operating margins	$1,281.7	$1,183.3	$2,330.3	$2,249.5
Percent of sales/revenues
Company-operated	14.5%	15.2%	13.7%	14.8%
Franchised	78.8	79.2	77.7	78.6

        Combined operating margin dollars increased $98.4 million or 8% for the quarter and $80.8 million or 4% for the six months. The U.S. and Europe segments accounted for more than 80% of the combined margin dollars in both periods of 2003 and 2002.

        Consolidated food & paper costs decreased as a percent of sales for both the quarter and six months, while payroll costs and occupancy & other operating expenses increased as a percent of sales for both periods.

        The U.S. Company-operated margin percent increased for the quarter primarily due to positive comparable sales. As a percent of sales, food & paper costs increased, while payroll costs and occupancy & other operating expenses decreased for the quarter. The U.S. Company-operated margin percent decreased for the six months due to an increase in food & paper costs and occupancy & other operating expenses as a percent of sales, partly offset by a decrease in payroll costs as a percent of sales.

        The Company-operated margin percent in Europe declined for the quarter and six months. Payroll and occupancy & other operating expenses as a percent of sales increased for both periods, partly offset for the six months by lower food and paper costs as a percent of sales.

        The decline in the consolidated franchised margin percent for the quarter and six months reflects higher occupancy costs due, in part, to an increased proportion of leased sites, partly offset by positive comparable sales for the quarter.

Selling, General & Administrative Expenses

        Selling, general & administrative expenses increased 16% for the quarter and 10% for the six months partly due to approximately $14 million in severance costs, primarily associated with streamlining restaurant development functions, and $11 million of incremental marketing. In addition, stronger foreign currencies impacted selling, general & administrative expenses by $17.9 million for the quarter and $29.6 million for the six months, contributing to the increases.

Other Operating (Income) Expense, Net

Other operating (income) expense, net
	Quarters ended June 30		Six months ended June 30
Dollars in millions	2003	2002	2003	2002
Gains on sales of restaurant businesses	$(12.4)	$(30.3)	$(30.8)	$(40.4)
Equity in earnings of unconsolidated affiliates	(2.7)	(7.1)	(3.5)	(15.4)
Front counter service system payments—U.S.	—	—	—	21.6
Asset impairment—Latin America and Turkey	—	—	—	43.0
Other (income) expense	28.3	(8.5)	43.5	4.2
Total	$13.2	$(45.9)	$9.2	$13.0

        Equity in earnings of unconsolidated affiliates decreased for the quarter and six months due to weaker results from our Japanese affiliate in 2003. Other expense increased for both periods primarily due to about $25 million of costs in the U.S. as a result of management's decision to significantly reduce capital expenditures.

Operating Income

        Consolidated operating income decreased $19.0 million or 2% for the quarter, and increased $14.3 million or 1% for the six months.

        U.S. operating income decreased 3% for the quarter and 1% for the six months. Higher combined operating margin dollars were more than offset by higher selling, general & administrative expenses and higher other operating expenses for both periods.

        Europe's operating income decreased 7% for both periods in constant currencies, primarily due to continued weak results in the U.K. and Germany.

        APMEA's operating income decreased 43% for the quarter and 28% for the six months in constant currencies, primarily due to continued weak results in most markets. Results for the six months 2002 include $15.9 million of asset impairment charges in Turkey.

        Latin America's operating results declined significantly for the quarter and six months as most markets in the segment continue to experience difficult economic conditions. In addition, Latin America's results for the six months were negatively impacted by the national strike in Venezuela. Results for the six months 2002 include $27.1 million of asset impairment charges.

INTEREST, NONOPERATING EXPENSE AND INCOME TAXES

        Interest expense increased for the quarter and six months primarily due to stronger foreign currencies.

        Nonoperating expense for the quarter reflected lower foreign currency translation losses in 2003 compared with 2002, while the six months reflected higher foreign currency translation losses in 2003 compared with 2002.

        The effective income tax rate for both periods in 2003 was 33.5% compared with 32.0% for second quarter 2002 and 33.0% for the six months 2002.

FORWARD-LOOKING STATEMENTS

        Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: effectiveness of operating initiatives; success in advertising and promotional efforts; changes in global and local business and economic conditions, including their impact on consumer confidence; fluctuations in currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets, including the effects of war and terrorist activities; competition, including pricing and marketing initiatives and new product offerings by the Company's competitors; consumer preferences or perceptions concerning the Company's product offerings; spending patterns and demographic trends; availability of qualified restaurant personnel; severe weather conditions; existence of positive or negative publicity regarding the Company or its industry generally; effects of legal claims; cost and deployment of capital; changes in future effective tax rates; changes in governmental regulations; and changes in applicable accounting policies and practices. The foregoing list of important factors is not all inclusive.

        The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RELATED COMMUNICATIONS

        In conjunction with its first quarter earnings release, McDonald's Corporation will broadcast its investor conference call live over the Internet at 11:00 a.m. Central Time on July 29, 2003. To access this webcast, go to www.investor.mcdonalds.com and select "Webcast." An archived replay of this webcast will be available for a limited time.

        The Company plans to release monthly sales information on August 8 and September 9.

McDONALD'S CORPORATION
RECONCILIATION OF REPORTED AMOUNTS TO CONSTANT CURRENCY AMOUNTS

Systemwide sales Dollars in millions	2003			2002
Quarters ended June 30	As Rept'd	Currency translation (Inc) dec	Constant currency*	As Rept'd	As Rept'd % Inc (dec)	Constant currency* % (Inc) dec
U.S.	$5,655.6	n/a	$5,655.6	$5,252.9	8	n/a
Europe	3,077.4	$(495.2)	2,582.2	2,552.1	21	1
APMEA	1,664.5	(107.0)	1,557.5	1,623.3	3	(4)
Latin America	343.5	46.8	390.3	359.8	(5)	8
Canada	434.5	(44.4)	390.1	377.9	15	3
Partner Brands	296.2	(0.4)	295.8	263.9	12	12
Total sales	$11,471.7	$(600.2)	$10,871.5	$10,429.9	10	4
Six months ended June 30
U.S.	$10,485.3	n/a	$10,485.3	$10,045.6	4	n/a
Europe	5,795.4	$(930.8)	4,864.6	4,860.8	19	—
APMEA	3,360.5	(243.2)	3,117.3	3,255.4	3	(4)
Latin America	647.5	135.3	782.8	750.0	(14)	4
Canada	767.3	(62.2)	705.1	698.0	10	1
Partner Brands	567.6	(0.5)	567.1	518.6	9	9
Total sales	$21,623.6	$(1,101.4)	$20,522.2	$20,128.4	7	2
Total revenues Dollars in millions	2003			2002
Quarters ended June 30	As Rept'd	Currency translation (Inc) dec	Constant currency*	As Rept'd	As Rept'd % Inc (dec)	Constant currency* % Inc (dec)
U.S.	$1,551.0	n/a	$1,551.0	$1,401.9	11	n/a
Europe	1,463.3	$(211.4)	1,251.9	1,262.1	16	(1)
APMEA	570.8	(26.6)	544.2	580.3	(2)	(6)
Latin America	212.7	27.5	240.2	201.0	6	20
Canada	196.7	(20.1)	176.6	162.6	21	9
Partner Brands	286.3	(0.3)	286.0	254.2	13	13
Total revenues	$4,280.8	$(230.9)	$4,049.9	$3,862.1	11	5
Six months ended June 30
U.S.	$2,867.1	n/a	$2,867.1	$2,668.2	7	n/a
Europe	2,765.8	$(401.3)	2,364.5	2,408.4	15	(2)
APMEA	1,152.5	(56.1)	1,096.4	1,164.3	(1)	(6)
Latin America	399.1	86.8	485.9	418.2	(5)	16
Canada	347.8	(28.2)	319.6	300.8	16	6
Partner Brands	548.2	(0.5)	547.7	499.6	10	10
Total revenues	$8,080.5	$(399.3)	$7,681.2	$7,459.5	8	3

  *
  Information in constant currencies excludes the effect of foreign currency translation on reported results.
  n/a
  Not applicable

McDONALD'S CORPORATION
RECONCILIATION OF REPORTED AMOUNTS TO CONSTANT CURRENCY AMOUNTS

Operating income Dollars in millions	2003			2002
Quarters ended June 30	As Rept'd	Currency translation (Inc) dec	Constant currency*	As Rept'd	As Rept'd % Inc (dec)	Constant currency* % Inc (dec)
U.S.	$503.3	n/a	$503.3	$518.0	(3)	n/a
Europe	329.8	$(52.5)	277.3	298.5	10	(7)
APMEA	47.9	(5.9)	42.0	74.2	(35)	(43)
Latin America	2.8	0.2	3.0	3.8	(26)	(21)
Canada	40.9	(4.3)	36.6	37.9	8	(3)
Partner Brands	(10.3)	0.4	(9.9)	(7.0)	(47)	(41)
Corporate	(88.2)	n/a	(88.2)	(80.2)	(10)	n/a
Total operating income	$826.2	$(62.1)	$764.1	$845.2	(2)	(10)
Six months ended June 30
U.S.	$909.0	n/a	$909.0	$920.1	(1)	n/a
Europe	598.2	$(95.5)	502.7	541.4	10	(7)
APMEA	117.3	(12.0)	105.3	145.4	(19)	(28)
Latin America	5.0	(3.7)	1.3	(9.4)	n/m	n/m
Canada	67.1	(5.7)	61.4	65.5	2	(6)
Partner Brands	(23.2)	0.8	(22.4)	(18.6)	(25)	(20)
Corporate	(172.6)	n/a	(172.6)	(157.9)	(9)	n/a
Total operating income	$1,500.8	$(116.1)	$1,384.7	$1,486.5	1	(7)

  *
  Information in constant currencies excludes the effect of foreign currency translation on reported results.
  n/m
  Not meaningful
  n/a
  Not applicable

McDONALD'S CORPORATION
RECONCILIATION OF REPORTED AMOUNTS TO CONSTANT CURRENCY AMOUNTS

Key Highlights Dollars in millions, except per common share data	2003			2002
Quarters ended June 30	As Rept'd	Currency translation (Inc) dec	Constant currency*	As Rept'd	As Rept'd % Inc (dec)	Constant currency* % Inc (dec)
Net income	$470.9	$(34.4)	$436.5	$497.5	(5)	(12)
Net income per common share diluted	0.37	(0.03)	0.34	0.39	(5)	(13)
Six months ended June 30
Income before cumulative effect of accounting changes	$835.1	$(59.9)	$775.2	$849.2	(2)	(9)
Net income	798.3	(59.9)	738.4	750.6	6	(2)
Per common share—diluted:
Income before cumulative effect of accounting changes	0.66	(0.05)	0.61	0.66	—	(8)
Net income	0.63	(0.05)	0.58	0.58	9	—

  *
  Information in constant currencies excludes the effect of foreign currency translation on reported results.

McDONALD'S SYSTEMWIDE SALES

Dollars in millions
			% Inc/(Dec)
Quarters ended June 30,	2003	2002	As Reported	Constant Currency*
U.S.
Operated by franchisees	$4,428.8	$4,156.1	7
Operated by the Company	930.6	816.0	14
Operated by affiliates	296.2	280.8	5
	5,655.6	5,252.9	8	n/a
Europe
Operated by franchisees	1,787.2	1,436.6	24
Operated by the Company	1,118.5	981.0	14
Operated by affiliates	171.7	134.5	28
	3,077.4	2,552.1	21	1
APMEA
Operated by franchisees	564.1	490.5	15
Operated by the Company	504.2	518.8	(3)
Operated by affiliates	596.2	614.0	(3)
	1,664.5	1,623.3	3	(4)
Latin America
Operated by franchisees	143.2	181.6	(21)
Operated by the Company	191.3	169.8	13
Operated by affiliates	9.0	8.4	7
	343.5	359.8	(5)	8
Canada
Operated by franchisees	249.7	234.0	7
Operated by the Company	159.4	129.6	23
Operated by affiliates	25.4	14.3	78
	434.5	377.9	15	3
Partner Brands
Operated by franchisees	10.5	10.1	4
Operated by the Company	285.7	253.8	13
	296.2	263.9	12	12
Systemwide
Operated by franchisees	7,183.5	6,508.9	10
Operated by the Company	3,189.7	2,869.0	11
Operated by affiliates	1,098.5	1,052.0	4
	$11,471.7	$10,429.9	10	4

  *
  Excluding the effect of foreign currency translation on reported results.
  n/a
  Not applicable

McDONALD'S SYSTEMWIDE SALES

Dollars in millions
			% Inc/(Dec)
Six months ended June 30,	2003	2002	As Reported	Constant Currency*
U.S.
Operated by franchisees	$8,214.5	$7,967.5	3
Operated by the Company	1,720.6	1,541.3	12
Operated by affiliates	550.2	536.8	2
	10,485.3	10,045.6	4	n/a
Europe
Operated by franchisees	3,350.2	2,739.3	22
Operated by the Company	2,118.4	1,873.9	13
Operated by affiliates	326.8	247.6	32
	5,795.4	4,860.8	19	—
APMEA
Operated by franchisees	1,106.3	967.7	14
Operated by the Company	1,021.6	1,040.9	(2)
Operated by affiliates	1,232.6	1,246.8	(1)
	3,360.5	3,255.4	3	(4)
Latin America
Operated by franchisees	273.9	380.4	(28)
Operated by the Company	356.5	352.8	1
Operated by affiliates	17.1	16.8	2
	647.5	750.0	(14)	4
Canada
Operated by franchisees	444.0	431.7	3
Operated by the Company	281.7	239.9	17
Operated by affiliates	41.6	26.4	58
	767.3	698.0	10	1
Partner Brands
Operated by franchisees	20.6	19.9	4
Operated by the Company	547.0	498.7	10
	567.6	518.6	9	9
Systemwide
Operated by franchisees	13,409.5	12,506.5	7
Operated by the Company	6,045.8	5,547.5	9
Operated by affiliates	2,168.3	2,074.4	5
	$21,623.6	$20,128.4	7	2

  *
  Excluding the effect of foreign currency translation on reported results.
  n/a
  Not applicable

McDONALD'S COMPARABLE SALES*

McDONALD'S RESTAURANT BUSINESS

	Percent Increase/(Decrease)
	Quarters ended June 30		Six months ended June 30
	2003	2002	2003	2002
U.S.	4.9	(1.6)	1.6	(0.9)
Europe	(1.8)	2.7	(3.1)	3.9
APMEA	(6.6)	(11.7)	(7.4)	(9.8)
Latin America	6.2	(4.3)	4.8	(4.9)
Canada	(0.9)	(2.1)	(3.3)	(2.7)
Brand McDonald's	1.2	(2.5)	(1.1)	(1.7)

  *
  Comparable sales or comparable unit sales represent the percent change in constant currency sales from the same period in the prior year for restaurants in operation at least thirteen months.

McDONALD'S CORPORATION OPERATING MARGINS

COMPANY-OPERATED AND FRANCHISED RESTAURANT MARGINS—
McDONALD'S RESTAURANT BUSINESS*

	Percent		Amount
Quarters ended June 30,	2003	2002	2003	2002	% Inc/ (Dec)
Company-operated
U.S.	18.5	17.8	$171.7	$144.9	18
Europe	15.6	15.9	174.1	155.6	12
APMEA	7.5	12.2	38.0	63.3	(40)
Latin America	8.0	7.4	15.3	12.6	21
Canada	14.4	15.7	23.0	20.3	13
Total	14.5	15.2	$422.1	$396.7	6
Franchised
U.S.	80.5	80.2	$499.4	$470.0	6
Europe	75.7	77.1	261.0	216.8	20
APMEA	84.4	85.6	56.2	52.7	7
Latin America	64.0	67.0	13.6	20.9	(35)
Canada	78.8	79.4	29.4	26.2	12
Total	78.8	79.2	$859.6	$786.6	9
	Percent		Amount
Six months ended June 30,	2003	2002	2003	2002	% Inc/ (Dec)
Company-operated
U.S.	16.6	17.3	$286.1	$266.4	7
Europe	14.7	15.3	312.2	286.8	9
APMEA	8.6	12.3	88.0	128.3	(31)
Latin America	7.9	8.8	28.2	31.0	(9)
Canada	12.9	14.4	36.3	34.5	5
Total	13.7	14.8	$750.8	$747.0	1
Franchised
U.S.	79.0	79.4	$905.3	$895.1	1
Europe	75.0	76.6	485.3	409.2	19
APMEA	84.1	86.1	110.1	106.2	4
Latin America	64.8	67.4	27.6	44.1	(37)
Canada	77.6	78.6	51.2	47.9	7
Total	77.7	78.6	$1,579.5	$1,502.5	5

  *
  Operating margin information relates to McDonald's restaurant business and excludes Partner Brands.
  n/a
  Not applicable

COMPANY-OPERATED COSTS AND MARGINS AS A PERCENT OF SALES—
McDONALD'S RESTAURANT BUSINESS*

	Percent Increase/(Decrease)
	Quarters ended June 30		Six months ended June 30
	2003	2002	2003	2002
Food & paper	33.8	33.9	33.8	34.4
Payroll & employee benefits	26.7	26.3	26.9	26.2
Occupancy & other operating expenses	25.0	24.6	25.6	24.6
Total expenses	85.5	84.8	86.3	85.2
Company-operated margins	14.5	15.2	13.7	14.8

  *
  Operating margin information relates to McDonald's restaurant business and excludes Partner Brands.

McDONALD'S CORPORATION RESTAURANT INFORMATION

SYSTEMWIDE RESTAURANTS

At June 30,	2003	2002	Inc/(Dec)
U.S.*	13,602	13,223	379
Europe
United Kingdom	1,221	1,194	27
Germany	1,220	1,165	55
France	983	932	51
Spain	332	322	10
Italy	328	324	4
Other	2,021	1,958	63
Total Europe	6,105	5,895	210
APMEA
Japan*	3,838	3,873	(35)
Australia	731	717	14
China	568	493	75
Taiwan	349	356	(7)
South Korea	347	344	3
Other	1,698	1,672	26
Total APMEA	7,531	7,455	76
Latin America
Brazil	584	575	9
Mexico	268	241	27
Other	758	782	(24)
Total Latin America	1,610	1,598	12
Canada*	1,324	1,245	79
Partner Brands	1,104	1,048	56
Systemwide restaurants	31,276	30,464	812
Countries	119	121	(2)

  *
  Includes satellites at June 30, 2003: U.S. 1,219; Japan 1,845; Canada 340. At June 30, 2002: U.S. 1,034; Japan 1,866; Canada 311.

McDONALD'S CORPORATION RESTAURANT INFORMATION

SYSTEMWIDE RESTAURANTS

At June 30,	2003	2002	Inc/(Dec)
U.S.
Operated by franchisees	10,751	10,549	202
Operated by the Company	2,109	1,975	134
Operated by affiliates	742	699	43
	13,602	13,223	379
Europe
Operated by franchisees	3,551	3,366	185
Operated by the Company	2,267	2,250	17
Operated by affiliates	287	279	8
	6,105	5,895	210
APMEA
Operated by franchisees	2,255	2,093	162
Operated by the Company	2,258	2,156	102
Operated by affiliates	3,018	3,206	(188)
	7,531	7,455	76
Latin America
Operated by franchisees	611	707	(96)
Operated by the Company	980	849	131
Operated by affiliates	19	42	(23)
	1,610	1,598	12
Canada
Operated by franchisees	755	784	(29)
Operated by the Company	481	411	70
Operated by affiliates	88	50	38
	1,324	1,245	79
Partner Brands
Operated by franchisees	52	53	(1)
Operated by the Company	1,052	995	57
	1,104	1,048	56
Systemwide
Operated by franchisees	17,975	17,552	423
Operated by the Company	9,147	8,636	511
Operated by affiliates	4,154	4,276	(122)
	31,276	30,464	812

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McDONALD'S REPORTS SECOND QUARTER EARNINGS AND RECORD SALES REFLECTING REVITALIZATION PROGRESS